Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact:

Raphael Gross

203-682-8253

investors@frgi.com

Fiesta Restaurant Group, Inc. Updates its Outlook for 2013

Addison, TX - (Businesswire) – March 14, 2013 - Fiesta Restaurant Group, Inc. (“Fiesta” or the “Company”) (NASDAQ: FRGI), the owner, operator, and franchisor of the Pollo Tropical® and Taco Cabana® fast-casual restaurant brands, today updated its outlook for 2013.

For 2013, Fiesta has provided the following outlook:

•	Comparable restaurant sales growth of 3% to 5% for Pollo Tropical;

•	Comparable restaurant sales growth of 3% to 4% for Taco Cabana;

•	Cost of sales as a percent of restaurant sales will be approximately even with the prior year, as commodity cost inflation is expected to be offset by pricing and operating initiatives;

•	General and administrative expenses of $46 to $48 million, including $2 million of equity-based compensation;

•	An effective tax rate of 32% to 34%, including the impact of the reinstatement of the Work Opportunity Tax Credits for 2012 and 2013;

•	14 to 17 new Company-owned restaurants; and

•	Capital expenditures of approximately $45 to $50 million.

Based on recent events affecting the restaurant industry and the environment year to date, the Company is moderating its comparable restaurant sales growth expectations. The Company believes this will be offset primarily by an improved outlook for cost of sales and a lower annual estimated effective tax rate, and anticipates delivering earnings per share growth of 20% or greater in 2013 compared to 2012 adjusted earnings per share of $0.60.(1) Fiesta has also established a long-term goal of earnings per share growth in excess of 20%.

Tim Taft, President and Chief Executive Officer of Fiesta, commented, “As we get closer to the anniversary of our first full year as a public company, we think it is important to update our outlook for 2013 and articulate a long-term earnings per share growth target in excess of 20% for the benefit of our shareholders. We believe this target is achievable, driven by revenue growth related to new restaurant development, increasing comparable restaurant sales and franchise development, complemented by a focus on improving profitability.”

About Fiesta Restaurant Group, Inc.

Fiesta Restaurant Group, Inc. owns, operates, and franchises the Pollo Tropical® and Taco Cabana® restaurant brands with 251 company-owned and operated restaurants and 43 franchised restaurants in the U.S., Puerto Rico, the Bahamas, Costa Rica, Ecuador, Honduras, Panama, Trinidad & Tobago, and Venezuela as of December 30, 2012. The brands specialize in the operation of fast-casual, ethnic restaurants that offer distinct and unique flavors with a broad appeal at a compelling value. Both brands feature made-from-scratch cooking, fresh salsa bars, and drive-thru service and catering. For more information about Fiesta Restaurant Group, Inc. visit our corporate website at www.FRGI.com.

Forward-Looking Statements

Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent Fiesta’s expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words “may,” “might,” “believes,” “thinks,” “anticipates,” “plans,” “expects”, “intends” or similar expressions. In addition, expressions of Fiesta’s strategies, intentions or plans, are also forward-looking statements. Such statements reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond Fiesta’s control. Investors are referred to the full discussion of risks and uncertainties as included in Fiesta’s filings with the Securities and Exchange Commission.

(1) Adjusted net income and related adjusted earnings per share are non-GAAP financial measures. Adjusted net income is defined as net income before impairment and other lease charges and the impact of the qualification for sale-leaseback accounting (primarily upon the spin-off from Carrols Restaurant Group, Inc. (“Carrols”)) for certain leases previously accounted for as lease financing obligations. Management believes that adjusted net income and related adjusted earnings per share, when viewed with our results of operations calculated in accordance with GAAP (i) provide useful information about our operating performance and period-over-period growth, (ii) provide additional information that is useful for evaluating the operating performance of our business, and (iii) permit investors to gain an understanding of the factors and trends affecting our ongoing earnings, from which capital investments are made and debt is serviced. However, such measures are not measures of financial performance or liquidity under GAAP and, accordingly should not be considered as alternatives to net income or net income per share as indicators of operating performance or liquidity. Also these measures may not be comparable to similarly titled captions of other companies.

	(unaudited)				(unaudited)
	Three months ended				Twelve months ended
	December 30, 2012		January 1, 2012		December 30, 2012		January 1, 2012
	$	EPS	$	EPS	$	EPS	$	EPS
Net income	$2,562	$0.11	$(130)	$(0.01)	$8,267	$0.35	$9,541	$0.41
Add (each net of tax effect):
Impairment and other lease charges (a)	148	0.01	1,163	0.05	4,632	0.20	1,847	0.08
Qualification for sale leaseback accounting (b)	—	—	872	0.04	1,249	0.05	3,645	0.16

Adjusted net income	$2,710	$0.12	$1,905	$0.08	$14,148	$0.60	$15,033	$0.65

(a)	Impairment and other lease charges for the twelve months ended December 30, 2012 are primarily related to the closure of five Pollo Tropical restaurants in New Jersey in the first quarter of 2012. Impairment and other lease charges for each period are presented net of taxes of $76, $565, $2,407 and $897 for the three and twelve months ended December 30, 2012 and January 1, 2012, respectively.
(b)	For certain of our sale-leaseback transactions, Carrols Corporation (a wholly-owned subsidiary of Carrols) has guaranteed the lease payments on an unsecured basis or is the primary lessee on the leases associated with certain of our sale-leaseback transactions. Prior to the spin-off from Carrols, these leases were classified as lease financing obligations because the guarantee from Carrols Corporation, a related party prior to the spin-off, constituted continuing involvement and caused the sale to not qualify for sale-leaseback accounting. Upon completion of the spin-off from Carrols, such leases qualified for sale-leaseback accounting treatment due to the cure or elimination of the provisions that previously precluded sale-leaseback accounting (and the treatment of such leases as operating leases), primarily the guarantees of Carrols Corporation. As a result of the qualification for sale-leaseback accounting treatment during the second quarter of 2012 due to the spin-off from Carrols, we removed the associated lease financing obligations, property and equipment, and deferred financing costs from our balance sheet, and recognized deferred gains on sale-leaseback transactions, which is amortized as a component of rent expense.

Additionally in the second quarter of 2012, we exercised purchase options associated with the leases for five restaurant properties also previously accounted for as lease financing obligations and purchased those properties from the lessor. Subsequently, four of the five properties were sold prior to December 30, 2012, and qualified for sale leaseback treatment at the time of sale. The above table does not consider the impact of the qualification of sale-leaseback accounting for these four properties on the Company’s rent and depreciation expense for all periods presented above.

As a result of the qualification of these leases and purchase of the five properties, restaurant rent expense was $1.6 million and $4.4 million higher, depreciation expense was $0.5 million and $1.4 million lower and interest expense was $2.7 million and $7.1 million lower in the three and twelve months ended December 30, 2012, respectively, compared to the prior year periods.

The amounts reported as “qualification for sale leaseback accounting” represent the net increase in rent expense, decrease in depreciation expense and decrease in interest expense, that would have impacted net income had the leases been accounted for as operating leases for all periods presented, based on the deferred gain on sale-leaseback transactions calculated at the time of the spin-off, and had the five properties been owned for all periods presented. These amounts are shown net of taxes of $424, $649, and $1,771 in the three months ended January 1, 2012 and the twelve months ended December 30, 2012 and January 1, 2012, respectively. These amounts are included for comparative purposes only, and may not be indicative of what actual results would have been had the qualification for sale-leaseback accounting treatment of these leases (and the treatment of such leases as operating leases) occurred on the dates described above.

2